February 20, 2019	EXHIBIT 15.3

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Micro Focus International plc (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F as part of the annual report of Micro Focus International plc dated February 20, 2019 for the period ended October 31, 2018. We agree with the statements concerning our Firm therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Reading, United Kingdom

ATTACHMENT 1:

Extract from Item 16. F. Change in Registrant’s certifying accountant

On April 11, 2017, Micro Focus announced that KPMG LLP (“KPMG”) had been successful in a competitive tender process to serve as its independent registered public accounting firm to audit its consolidated financial statements for the period beginning May 1, 2017. The audit tender process was led by the Audit Committee and arose because PricewaterhouseCoopers LLP (“PwC”)  have a joint business arrangement with HPE Software which was expected to and has continued after the close of the business combination between Micro Focus and HPE Software. Consequently, PwC would not have been independent of Micro Focus following the close of the transaction with HPE Software and therefore could not continue to be the Company’s independent registered public accounting firm. On September 1, 2017, PwC resigned as the independent registered public accounting firm of Micro Focus. KPMG was formally appointed as the independent registered public accounting firm at the Micro Focus Annual General Meeting on September 4, 2017.

The reports of PwC on the Micro Focus’ financial statements for the years ended April 30, 2016 and 2017 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Micro Focus fiscal years ended April 30, 2016 and 2017, and the subsequent interim periods through September 1, 2017, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on Micro Focus’ financial statements for such years.

During the Micro Focus fiscal years ended April 30, 2016 and 2017, and the subsequent interim periods through September 1, 2017, there were “reportable events” as that term is used in Item 16F(a)(1)(v)(A)-(D) of Form 20-F. In relation to the fiscal year ended April 30, 2017, material weaknesses were identified that related to the fact that the Group did not have sufficient formally documented and implemented processes and review procedures, nor did it have sufficient formality and evidence of controls over key reports and spreadsheets.